Exhibit 99.4

CONSENT OF MOELIS & COMPANY LLC

We hereby consent to (i) the use of our opinion letter, dated December 21, 2020, to the special committee of MDC Partners Inc. (the “Company”), included as Exhibit I to the prospectus which forms a part of the registration statement (the “Registration Statement”) on Form S-4 relating to the proposed business combination between the Company and subsidiaries of Stagwell Media LP, and (ii) the references to such opinion in such prospectus. In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

MOELIS & COMPANY LLC

By:	/s/ Andrew Haber
Name:	Andrew Haber
Title:	Managing Director

February 8, 2021